ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made as of March 8, 1999, by and between HAYES MICROCOMPUTER PRODUCTS, INC., a Delaware corporation with its principal executive offices located at 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878, and its affiliated debtors and debtors in possession (collectively, "Seller") and Zoom Telephonics, Inc., a Delaware corporation with its principal executive offices located at 207 South Street, Boston, Massachusetts 02111 ("Buyer").

                                 R E C I T A L S

         A. Seller has been engaged in the business of the design, manufacture, and support of computer communication products for business, government, small office and individual consumers worldwide (the "Business").

         B. On October 9, 1998, Seller filed for reorganization under Chapter 11 of the United States Bankruptcy Code, Case No. 98-2276 through 98-2281(MFW) (the "Bankruptcy Case") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

         C. Buyer desires to purchase from Seller as debtors and debtors in possession in the Bankruptcy Case, and Seller desires to sell to Buyer, certain assets of Seller for the consideration and in accordance with the terms and conditions set forth herein.

                                A G R E E M E N T

         NOW THEREFORE, in consideration of the premises and their respective undertakings, Seller and Buyer agree as follows:

         1.       Purchase and Sale.

                  a. The Assets. Buyer shall purchase from Seller, and Seller shall sell to Buyer, subject to the terms and conditions of this Agreement and the Order of the Bankruptcy Court dated February 22, 1999 approving the sale of the assets from Seller to Buyer pursuant to Section 363 of the Bankruptcy Code and authorizing and directing the Seller to close the transaction on terms substantially similar to this agreement (the "Sale Order") of all of Seller's right, title and interest in and to the assets set forth on Schedule 1 hereto (the "Assets").

                  b. Cure of Executory Contracts. To the extent that the Buyer requests the Seller to assume and assign to it any executory contracts associated with the Assets purchased by the Buyer pursuant to this Agreement ("Assigned Contracts"), Buyer shall cure (to the extent necessary) the Assigned Contracts in the cure amount set forth in the Debtor's notice of default amount exclusively at Buyer's cost and expense (which shall be in addition to the Purchase Price); provided, however, and subject to the foregoing, that Seller agrees to use reasonable efforts to achieve the assumption and assignment of such Assigned Contracts to the Buyer. The Assigned Contracts are included in
Schedule 1.

                  c. Assumption of Performance Obligations. Buyer and Seller agree that Buyer is not assuming any liabilities or obligations whatsoever except as expressly provided in paragraph b of this Section 1 and Section 18. Buyer and Seller further agree that Seller shall have no obligations or liabilities with respect to the Assets from and after the date of this Agreement; any obligations or liabilities with respect to the Assets incurred after the date of this Agreement shall be the responsibility of Buyer.

                  d. Receipt of Accounts Receivable. Seller shall promptly transfer to Buyer any accounts receivable relating to the Assets that are paid to Seller from and after the date of this Agreement or that are otherwise the property of Buyer under the terms of this Agreement.

                  e. No Liens. Subject to paragraphs b and c of this Section 1, the Assets shall be transferred to Buyer free and clear of all liens, claims interests, liabilities, mortgages, debts, obligations, and encumbrances or other claims or interests of whatever nature, including without limitation, the lien of NationsCredit.

                  f. Excluded Assets. Except as specifically set forth herein, Buyer is not and shall not be obligated to purchase any assets of Seller other than the Assets. Buyer and Seller hereby acknowledge and agree that the Assets do not include any assets of Seller other than those assets listed on Schedule 1 and specifically do not include: any tax refunds due or which may become due to Seller, contracts or leases of Seller other than the Assigned Contracts, other obligations of Seller not specifically assumed by Buyer, claims and causes of action, and dividends.

         2.       Purchase Price.

                  a. Amount. The purchase price for the Assets shall be $2,750,000, payable in cash at Closing (the "Purchase Price"), provided that the Buyer's previous deposits in the amount of $275,000 and $12,500 deposited with Seller's counsel shall be credited against the Purchase Price.

                  b. Payment. Buyer shall pay the Purchase Price at Closing by wire transfer or other immediately available funds.

                  c. Taxes; Utilities. The Sale Order approving the transaction herein provides that 11 U.S.C. [C167] 1146(c) applies to the sale of the Assets. Any sales, use, transfer or other taxes not addressed by 11 U.S.C. [C167] 1146(c) that are due as a result of this transaction or imposed on the transfer of the Assets by Seller shall be paid by Buyer. All real property ad valorem taxes or assessments and the costs of all utilities paid or payable by Seller with respect to the real properties being sold or whose leases are being transferred shall be paid by Buyer.

                  d. Risk of Non-Assignability. The Sale Order (i) includes a finding that adequate and sufficient notice of the Motion and Sale Hearing (as defined in the Sale Order) was given to all parties with an interest in the assets being sold and that no further notice of the Motion or the Sale Hearing was necessary, (ii) authorizes the Seller to assume and assign and sell to Buyer the Assigned Contracts identified herein and (iii) overrules any objections to the assumption and assignment and sale of the Assigned Contracts that were not either resolved or withdrawn at the Sale Hearing. As of the date hereof, neither the Buyer nor the Seller are aware of any party to an Assigned Contract that is contesting the assumption and assignment of any Assigned Contract, nor are they aware of any basis upon which such party could succeed with such a challenge.


     3.  Seller's  Representations.   Seller  hereby  represents,  warrants  and
         covenants to Buyer the following:

                  a. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing in the States of Georgia and Maryland. Seller has full corporate power and authority to execute and deliver this Agreement and all documents and instruments specified in it and to perform its obligations under this Agreement and under such instruments and documents.

                  b. Authorization. The execution, delivery and performance of this Agreement and all other documents and instruments specified herein, have been, or prior to the Closing shall be, duly authorized by the Sale Order.

                  c. Binding Obligation. As provided by the Sale Order, this Agreement and the other instruments and documents specified herein constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

                  d. Title. At the Closing, Buyer will acquire all of Seller's right, title and interest in and to all the Assets, subject to Section 1(b) and
Section 1(c) hereof. With respect to the trademarks identified on Schedule 1, Seller also transfers to Buyer all of Seller's right, title and interest to elect whether, when, where and how such trademarks will be enforced, including, without limitation, the initiation, prosecution and settlement of any action to enforce such rights and to the proceeds of any action to enforce and/or for infringement of the trademarks.

                  e. Interim Maintenance of Assets. Since the date of the Sale Order, Seller has used reasonable efforts to maintain and preserve the Assets in the manner and to the extent contemplated in the Bankruptcy Case and by the Bankruptcy Court.

                  f. Interim Operations. Since the date of the Sale Order, Seller has not, without an order of the Bankruptcy Court after notice to Buyer, except in connection with debtor-in-possession financing:

                  (i)     Made any substantial change in any Assets;

                  (ii) Sold, leased, transferred or otherwise disposed of any Assets, except in the ordinary course of business;

                  (iii)   Mortgaged, pledged or encumbered any Assets;

                  (iv) Waived or agreed to waive any rights of material value to any Assets or allowed to lapse or failed to keep in force any material license, permit, authorization or other material right relating to any Assets; or

                  (v) Except in the ordinary course of business, made or permitted any amendment or termination of any material contract, agreement or license included in the Assets.

         4. Buyer's Representations. Buyer hereby represents, warrants and covenants to Seller thefollowing:

                  a. Organization. Buyer is a corporation duly organized under the laws of the state of Delaware. Buyer has full corporate power and authority to execute and deliver this Agreement and all documents and instruments specified in it and to perform its obligations under this Agreement and under such instruments and documents.

                  b. Authorization. The execution, delivery and performance of this Agreement, and all other documents and instruments specified herein have been duly authorized by all necessary corporate action.

                  c. Binding Obligation. Subject to the entry of the Sale Order, this Agreement and the other instruments and documents specified herein, when executed and delivered by Buyer, will constitute legal, valid and binding obligations to Buyer, enforceable in accordance with their respective terms, except to the extent that the enforcement thereof may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors or by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

         5. Transition Cooperation. Seller shall use reasonable efforts to cooperate with Buyer in all respects to ensure an efficient and convenient transition of the Assets from Seller to Buyer.

         6. Limitation on Liability. BUYER ACKNOWLEDGES AND AGREES THAT BUYER AND ITS REPRESENTATIVES HAVE THE EXPERIENCE AND KNOWLEDGE TO EVALUATE THE
ASSETS; THAT BUYER AND ITS REPRESENTATIVES HAVE HAD ACCESS TO SUCH OF THE INFORMATION AND DOCUMENTS AND TO SUCH OF THE ASSETS AS BUYER AND ITS
REPRESENTATIVES HAVE REQUESTED TO SEE AND/OR REVIEW; THAT BUYER AND ITS REPRESENTATIVES HAVE HAD A FULL OPPORTUNITY TO MEET WITH APPROPRIATE MANAGEMENT AND EMPLOYEES OF SELLER TO DISCUSS THE ASSETS; AND THAT, IN DETERMINING TO ACQUIRE THE ASSETS, BUYER HAS MADE ITS OWN INVESTIGATION INTO, AND BASED THEREON BUYER HAS MADE ITS OWN INDEPENDENT JUDGMENT CONCERNING THE ASSETS. IT IS THEREFORE EXPRESSLY UNDERSTOOD AND AGREED THAT THE BUYER ACCEPTS THE CONDITION OF THE ASSETS "AS IS, WHERE IS" WITHOUT ANY REPRESENTATION, WARRANTY OR GUARANTEES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR TITLE OR OTHERWISE AS TO THE CONDITION, SIZE, EXTENT, QUANTITY, TYPE OR VALUE OF SUCH PROPERTY, EXCEPT ONLY AS MAY BE OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL SUCH REPRESENTATIONS, WARRANTY OR GUARANTEES.

         7.  Expenses.  Buyer and  Seller  shall  each pay  their  own  expenses incurred in connection with this Agreement and the transactions contemplated herein, whether or not the transactions contemplated herein are consummated. Except as set forth in Section 9 of this Agreement, Seller and Buyer shall indemnify each other against any claim or third parties for brokerage commissions, finder's fees or the like in connection with the transactions contemplated herein insofar as such claims are alleged to be based on arrangements or agreements made by the other party.

         8. Buyer as Good Faith Buyer. The Seller agrees that (i) the Buyer is a "good faith Buyer" within the meaning of Section 363(m) of the Bankruptcy Code and is thereby entitled to the protection afforded good faith, arm's-length Buyers, (ii) the purchase price is fair and reasonable, (iii) this Agreement was negotiated at arm's-length and (iv) the Buyer does not have any agreement or understanding with a present or former officer or director of the Seller unless specifically disclosed to the Seller in writing. The Sale Order shall contain a finding that the Buyer is a "good faith Buyer" within the meaning of Section 363(m) of the Bankruptcy Code.

         9. No Broker's Fees. Other than fees payable to Volpe Brown Whelan & Company, LLL, the Seller has not agreed to pay any broker's or finder's fee or commission with respect to the purchase of the Assets or the transactions contemplated hereby. Buyer shall have no responsibility for payment of the fees of Volpe Brown Whelan & Company with respect to sale of the Assets and the transactions contemplated hereby.

         10. Governing Law; Venue and Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without regard to its choice of law provisions. In the event either party shall institute a legal action as a result of the default in the other party's performance under this Agreement, or for any breach of this Agreement, any such action shall be brought exclusively in the Bankruptcy Court.

         11. Binding. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and assigns, including any trustee appointed pursuant to Title 11 of the United States Code.

         12. Entire Agreement. This Agreement and accompanying schedules contain the full and complete understanding of the parties hereto with respect to the acquisition of the Assets and all other transactions contemplated herein and supersede all prior agreements or understandings among the parties hereto relating to the subject matter hereof.

         13. Amendment. This Agreement may be amended, modified or supplemented only by written instruments signed by both Buyer and Seller.

         14. Notices. All notices, requests, demands and other communications under this Agreement to the parties shall be in writing and shall be personally delivered or sent by commercial courier, facsimile (with the original by mail) or certified or registered mail, postage prepaid, to the following addresses:

            Seller:                   Hayes Microcomputer Products, Inc.
                                      1300 Quince Orchard Boulevard
                                      Gaithersburg, Maryland 20878

            with copies to:           Pryor Cashman Sherman & Flynn LLP
                                      410 Park Avenue
                                      New York, New York 10022
                                      Attn:    Peter D. Wolfson

            Buyer:                    Zoom Telephonics Inc.
                                      207 South Street
                                      Boston, Massachusetts  02111

            with copies to:           Montgomery, McCracken, Walker & Rhoads LLP
                                      123 S. Broad Street, 24th Floor
                                      Philadelphia, PA 19109
                                      Attn: Natalie D. Ramsey, Esq.
                                               -  and  -
                                      Field Fisher Waterhouse
                                      35 Vine Street
                                      London EC3N 2AA
                                      Attn:  Andrew Blankfield

         Any party may change its address for purposes of this Section 13 by giving all the other parties notice of the new address in the manner set forth herein. Any notice given as set forth herein shall be deemed to be received on the earlier of actual receipt or four (4) business days after being sent.

         15. Time of Essence. Time is of the essence with respect to this Agreement and the transactions contemplated hereby.

         16. Severability. In the event any one or more of the provisions herein shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement and any application thereof shall not in any way be affected or impaired thereby.

         17. Counterparts. This Agreement may be executed in one or more counterparts by original or facsimile signature, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

         18.      Value Added Tax.

                  a. The parties intend, and shall use all reasonable endeavors to procure that the sale of the Assets is deemed to be a transfer of a business as a going concern for the purposes of Section 49 of and paragraph 8(1)(a) of
Schedule 4 to the Value Added Tax Act 1994 and Article 5(1) of the Value Added Tax (Special Provisions) Order 1995 and they shall render all reasonable assistance to each other to satisfy HM Customs and Excise that the sale of such items is neither a supply of goods or a supply of services for Value Added Tax ("VAT") purposes.

                  b. At Closing the Seller will procure the delivery to the Buyer of all the records relating to the Assets that are required under Section 49 (1)(b) of the Value Added Tax Act 1994 to be preserved by the Buyer in place of the Seller and will not at any time make a request to HM Customs and Excise for those records to be taken out of the custody of the Buyer. For a period of not less than 6 years from Closing (or such longer period as may be required by law) the Buyer will preserve the records delivered to it by the Seller under this clause.

                  c. Notwithstanding the provisions of paragraphs (a) and (b) above, in the event that VAT is chargeable on the sale of any of the Assets the Buyer shall (against production of a tax invoice in respect thereof) pay to the Seller in cleared funds the amount of any VAT due one day prior to such VAT being due to HM Customs and Excise provided that at least fourteen days notice has been given to the Buyer in writing of such date. All amounts referred to in this Agreement are exclusive of VAT which shall be payable in addition where chargeable.

                  d. The Buyer hereby agrees to pay, and save the Seller harmless against liability for the payment of any costs and expenses incurred by the Seller, including, without limitation, the reasonable fees and disbursements of legal counsel engaged by the Seller, in connection with costs and expenses incurred by Seller in connection with this Section 17 including but not limited to the costs and expenses, including reasonable attorney's fees, incurred by the Seller in enforcing its rights, if necessary, under this Section 17.

                  e. The Seller will, as far as reasonably practicable, keep the Buyer informed of any communications it may have with HM Customs and Excise in connection with this Agreement which may affect the Buyer's tax liabilities and will forthwith supply to the Buyer copies of all correspondence in connection therewith and will prior to any communication being sent to HM Customs and Excise agree to the form thereof with the Buyer.

         19. Employees. All obligations, including, without limitation, wages, salaries, benefits and applicable taxes, relating to former employees of Seller who become employees of Buyer pursuant to the transactions contemplated by this Agreement shall be the sole responsibility of Buyer, to the extent that those obligations transfer to the Buyer under the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended), but not otherwise.

                          Schedules

Schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to provide the Commission with a copy of any omitted schedule to this Exhibit upon the Commission's request.


                      *   *   *   *   *

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                        SELLER:

                    HAYES MICROCOMPUTER PRODUCTS, INC.


                                     By:      /s/Stephen P. Mank
                                        --------------------------
                                        Stephen P. Mank, Chief Executive Officer



                                         BUYER:

                                         ZOOM TELEPHONICS, INC.


                                      By:    /s/ Frank Manning
                                         --------------------------
                                         Frank B. Manning, President